Exhibit 2.2

EXECUTION VERSION CO-OPERATION AGREEMENT DATED 20 NOVEMBER 2018 BTG PLC AND BOSTON SCIENTIFIC CORPORATION AND BRAVO BIDCO LIMITED Allen & Overy LLP

CONTENTS Clause Page 1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14. 15. 16. 17. 18. 19. 20. 21. Interpretation .........................................................................................................................................3 Effectiveness and the terms of the Transaction .....................................................................................3 Regulatory Conditions...........................................................................................................................4 Scheme Document.................................................................................................................................7 Implementation of the Scheme ..............................................................................................................7 Switching to an Offer ............................................................................................................................8 Employee Related Matters ....................................................................................................................9 Directors’ and Officers’ Insurance ........................................................................................................9 Communication with Employees ..........................................................................................................9 Code.....................................................................................................................................................10 Termination .........................................................................................................................................10 Announcements ...................................................................................................................................11 Boston Scientific Guarantee ................................................................................................................11 Warranties ...........................................................................................................................................12 Further Assurance................................................................................................................................12 Notices.................................................................................................................................................12 Assignments ........................................................................................................................................14 Remedies and Waivers ........................................................................................................................14 General ................................................................................................................................................14 Whole Agreement................................................................................................................................15 Governing Law and Jurisdiction .........................................................................................................15 Schedule 1. 2. 3. BTG Employee Arrangements and Share Plans ..................................................................................17 Interpretation .......................................................................................................................................22 Announcement.....................................................................................................................................29 Signatories ........................................................................................................................................................30

THIS AGREEMENT is made on 20 November 2018 BETWEEN: (1) BTG PLC a company incorporated in England and Wales (registered number 02670500) whose registered office is at 5 Fleet Place, London, EC4M 7RD (BTG); and (2) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation whose principal place of business is at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234 (Boston Scientific); and (3) BRAVO BIDCO LIMITED, a company incorporated in England and Wales (registered number 11682272) whose registered office is at Suite 1, 3rd Floor 11 - 12 St. James's Square, London SW1Y 4LB (Bidco). BACKGROUND: (A) Boston Scientific and Bidco, an indirect wholly owned subsidiary of Boston Scientific, propose to announce a firm intention to make an offer for the entire issued and to be issued ordinary share capital of BTG on the terms and subject to the conditions set out in the Announcement (as defined below) and to be set out in the Scheme Document (as defined below). (B) It is intended that the Transaction (as defined below) will be effected by way of a court-sanctioned scheme of arrangement pursuant to Part 26 of the Act (as defined below). Bidco has, however, reserved the right as described in clause 6 to elect to implement the Transaction by way of a takeover offer (as defined in Part 28 of the Act) in certain circumstances, subject to the terms of this agreement. (C) The parties have agreed to take certain steps to facilitate completion of the Transaction and are entering into this agreement to record their respective obligations relating to such matters. IT IS AGREED as follows: 1. INTERPRETATION 1.1 In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 2 apply throughout this agreement, unless the contrary intention appears. 1.2 In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement. 1.3 The headings in this agreement do not affect its interpretation. 2. EFFECTIVENESS AND THE TERMS OF THE TRANSACTION 2.1 The obligations of the parties under this agreement (other than this clause 2.1, clauses 16 to 21 and Schedule 2) shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 8 a.m. on the date of this agreement, or such later time and date as the parties may agree. This clause 2.1, clauses 16 to 21 and Schedule 2 take effect on and from the date of this agreement. 2.2 The terms of the Transaction shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (sae in the case of an improvement to the terms of the 3

Transaction, which shall be at the absolute discretion of Bidco) and, where required by the Code, approved by the Panel. The terms of the Transaction at the date of posting of the Scheme Document or following an Agreed Switch any Offer Document shall be set out in the Scheme Document or the Offer Document (as applicable). 3. REGULATORY CONDITIONS 3.1 BTG, Boston Scientific and Bidco, acting jointly and taking due account of their obligations with respect to the Clearances, shall be responsible for determining the strategy to be pursued for obtaining the Clearances, satisfying the Regulatory Conditions, ensuring that the Transaction does not lapse pursuant to Rule 12 of the Code and ensuring that the Effective Date occurs as soon as reasonably practicable before the Long Stop Date. 3.2 Each of Boston Scientific and Bidco shall use commercially reasonable efforts to secure the Clearances and the satisfaction of the Regulatory Conditions as soon as reasonably practicable following the date of this agreement and to ensure that the Effective Date occurs as soon as reasonably practicable before the Long Stop Date and to prosecute the Transaction with a view to achieving Clearances and the satisfaction of the Regulatory Conditions as promptly as reasonably practicable, with the limited exception that Boston Scientific and Bidco shall not be required to propose any divestments to the U.S. Federal Trade Commission or U.S. Department of Justice in order to secure the Clearances and the satisfaction of the Regulatory Conditions for three (3) months following the date of the filing of the notification under the HSR Act. 3.3 BTG, Boston Scientific and Bidco shall submit to the Relevant Authorities all necessary filings and notifications in connection with the Clearances as soon as reasonably practicable following the date of this agreement and in any event within 15 Business Days of the date of this agreement. 3.4 Notwithstanding any other provision of this agreement to the contrary, Boston Scientific acknowledges that its obligation to use commercially reasonable efforts under subclause 3.2 requires: (a) Boston Scientific and Bidco to take or cause to be taken all steps necessary to divest or otherwise hold separate assets, properties or businesses (including any related tangible or intangible properties and customer or other third-party contracts): (i) in relation to Boston Scientific’s global beads and flakes/particles business operated under the brands EmbozeneTM, Embozene TANDEMTM, OncozeneTM, and ContourTM (and the various SKUs thereof), and to enter into such other arrangements (including offering, agreeing and implementing any undertaking or remedy) in relation to that business as may be necessary; or (ii) if in the reasonable judgment of BTG the divestiture under subclause 3.4(a)(i) is unlikely to satisfy the Relevant Authorities, BTG’s global beads and flakes/particles business operated under the brands DC Bead®, DC Bead LUMITM, Bead Block®, LC Bead® and LC Bead LUMITM (and the various SKUs thereof), and to enter into such other arrangements (including offering, agreeing and implementing any undertaking or remedy) in relation to that business as may be necessary; for the avoidance of doubt, nothing in this clause 3 shall require a divestiture of any applications, approvals, assets, contracts, inventories, materials, records, rights, pipeline products, patents, know-how, or any other intellectual property, or any other real, tangible, or other assets or rights regarding any radioembolization or Y90 product (e.g. Therasphere), 4 in order to obtain the Clearances and satisfy the Regulatory Conditions as promptly as reasonably practicable, to ensure that the Transaction does not lapse pursuant to Rule 12 of the Code and to ensure that the Effective Date occurs as soon as reasonably practicable before the Long Stop Date, with the limited exception that Boston Scientific and Bidco shall not be required to propose any divestments to the U.S. Federal Trade Commission or U.S. Department of Justice in order to secure the Clearances and the satisfaction of the Regulatory Conditions for three (3) months following the date of the filing of the notification under the HSR Act; and (b) no member of the Boston Scientific Group shall effect or commit to effect any transaction which would be reasonably likely to preclude, impede, materially delay or otherwise prejudice the effectiveness of any steps referred to in this clause 3 or any application for the Clearances, but nothing in this agreement shall require any party or its Affiliates to take any action with respect to the divestiture of any of its assets, properties or businesses that is not conditional on completion of the Transaction. 3.5 Each of Boston Scientific and BTG undertakes to the other until termination of this agreement in accordance with its terms: (a) to provide to the other, as promptly as reasonably practicable, and in any event before any applicable deadline or due date, all such information as may reasonably be requested by the other in order to determine in which jurisdictions any regulatory, merger control or other filing with a Relevant Authority may be necessary or desirable with respect to the Transaction; (b) to provide, or procure the provision of, to the other party (or its advisers) draft copies of all filings, notifications, submissions and written communications (including any attachments to any of the foregoing) to be made to any Relevant Authority by or on behalf of that party in relation to the Transaction, at such time as will allow the other party a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent, provided that it is reasonably practicable to do so; (c) where permitted by the Relevant Authority, to give the other party (and/or its legal advisers) reasonable notice of any meetings, hearings or telephone calls with any Relevant Authority in connection with the Transaction and allow the other party (and/or its legal advisers) to attend and make reasonable oral submissions during any such material meetings, hearings or telephone calls (provided such oral submissions have been discussed by the parties in advance). (d) to take into account such comments provided by the other in accordance with subclause 3.5(b) as are reasonable, where it is reasonably practicable to do so within the applicable deadline or due date; (e) to provide to the other, as promptly as reasonably practicable and in any event before any applicable deadline or due date, all such information as may reasonably be requested by the other for inclusion in any initial or subsequent submission to be made to any Relevant Authority in relation to the Transaction; (f) as promptly as reasonably practicable, to co-operate with the other and provide all reasonable assistance in applying for the Clearances; 5

(g) subject to Law and clause 3.6, as promptly as reasonably practicable, to respond to any request for information by any Relevant Authority in connection with its examination of the Transaction; (h) subject to Law and clause 3.6, promptly to notify the other party and provide copies of any material communications (including any attachment) with any Relevant Authority in connection with the Transaction; (i) subject to Law and clause 3.6, to use all reasonable endeavours to procure that each party and its advisers are able to attend any significant meetings or hearings and participate in any substantive discussions with any Relevant Authority in connection with the Transaction; (j) subject to clause 3.6, to keep the other party informed reasonably promptly of developments which are material or potentially material to any Regulatory Authority’s investigation with respect to the Transaction; (k) to keep the other party reasonably informed of: (i) the progress towards satisfaction (or otherwise) of the Regulatory Conditions and towards obtaining the Clearances: and (ii) any material communication with a Relevant Authority in connection with the Transaction; and, if one party is or becomes aware of any matter which might reasonably be considered to be material in the context of the Transaction, that party will as soon as reasonably practicable make the substance of such matter known to the other parties and, so far as it is aware of the same, provide such details and further information as that other party may reasonably request; and (l) not to withdraw a filing, submission or notification made to a Relevant Authority in connection with the Clearances without the prior written consent of the other party. 3.6 Nothing in this agreement shall require a party to disclose to or receive from the other any information: (a) which the disclosing party reasonably considers to be competitively sensitive information or which contains business secrets; (b) which the disclosing party is prohibited from disclosing by Law or the terms of any contract; or (c) where disclosure would result in the loss of any privilege that subsists in relation to such information. 3.7 In order to comply with their respective obligations under clause 3.5, the disclosure of any of the information referred to above, including such information referred to in clause 3.6(a), shall be made: (i) pursuant to arrangements agreed between the parties for information to be shared between each party's external counsel on an external counsel only basis; or (ii) pursuant to any Clean Team Agreement. 3.8 Notwithstanding clause 19.1, Boston Scientific shall pay any filing fees payable in relation to obtaining the Clearances and shall be solely responsible and liable for such fees. 3.9 Neither Boston Scientific nor Bidco shall proactively engage with any Relevant Authority with regard to any non-mandatory approval, consent, clearance, permission, confirmation, comfort letter or waiver in respect of the Transaction without the prior written consent of BTG, other than to submit a briefing paper to the UK Competition and Markets Authority as agreed with BTG. 6

4. SCHEME DOCUMENT 4.1 If the Transaction is being implemented by means of the Scheme, Bidco and, where applicable, Boston Scientific, each undertake: (a) subject to clause 3.6, to provide to BTG, as promptly as reasonably practicable, for the purposes of inclusion in the Scheme Document or any other document required by Law and/or the Code to be published by BTG in connection with the Transaction, all such information about Boston Scientific, Bidco, other members of the Boston Scientific Group and their respective Personnel as may be reasonably requested or which is required by BTG (having regard to the Code and Law) for inclusion in such document; (b) provide all such other assistance as may be reasonably required for the preparation of the Scheme Document (having regard to the Code and Law), including access to, and procuring that reasonable assistance is provided by, Boston Scientific’s relevant professional advisers; and (c) to procure that the directors of the Board of Boston Scientific and the Board of Bidco (as applicable) accept responsibility for all information in the Scheme Document relating to Boston Scientific and Bidco (as applicable), other members of the Boston Scientific Group and their respective Personnel, the Transaction, financing of the Transaction, any statement of intention or belief of the directors of the Board of Boston Scientific or the Board of Bidco in relation to the Transaction or the enlarged Boston Scientific Group following the Effective Date and any other information in the Scheme Document for which a bidder is required to accept responsibility, in each case to the extent and in the terms required by the Code. 4.2 Subject to clause 3.6, if any supplementary circular is required to be published by BTG in connection with the Scheme, Boston Scientific and Bidco shall, as soon as reasonably practicable, provide such co-operation and information as is necessary for such supplementary circular or document to comply with the Code and Law as BTG may reasonably request. 4.3 Boston Scientific agrees to correct any information provided by it for use in the Scheme Document or any supplementary circular to the extent that such information has become false or misleading in any material respect, as promptly as reasonably practicable after it becomes aware that such information has become false or misleading in any material respect. 4.4 Each of Boston Scientific and Bidco consents to the posting of the Scheme Document in accordance with the timetable agreed between the parties. 5. IMPLEMENTATION OF THE SCHEME 5.1 Subject to clause 3.2 above and save in relation to the steps contemplated by clause 3 above, for so long as the Transaction is being implemented by means of the Scheme, each of Boston Scientific and Bidco undertakes to BTG: (a) save in relation to the steps contemplated by clause 3 above, to co-operate with BTG and its advisers and to take or cause to be taken all such steps as are permissible by Law and are within its power that are necessary or reasonably requested by BTG to implement the Transaction in accordance with, and subject to the terms and conditions set out in, the Announcement and the Scheme Document; (b) that before the Sanction Hearing, Boston Scientific and/or Bidco (as applicable) shall deliver a notice in writing to BTG either: 7

(i) confirming the satisfaction or waiver of all Conditions (other than the Scheme Conditions); or (ii) if applicable, confirming Bidco’s intention to invoke one or more of the Conditions (if permitted by the Panel) and, subject to clause 3.6, providing BTG with details of the event which has occurred, or circumstances which have arisen, which Bidco reasonably considers to be sufficiently material for the Panel to permit it to invoke the Condition(s); and (c) to the extent that all the Conditions (other than the Scheme Conditions) have been satisfied or waived on or before the date of the Sanction Hearing, Boston Scientific and/or Bidco shall instruct counsel to appear on Boston Scientific’s and/or Bidco’s behalf (as applicable) at the Sanction Hearing and to undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Boston Scientific and/or Bidco. 5.2 As soon as reasonably practicable following the occurrence of an event or circumstances having arisen which Boston Scientific considers to be sufficiently material for the Panel to permit it to invoke a Condition and, to the extent reasonably practicable and provided always that this shall not restrict the ability of Boston Scientific to consult with the Panel in relation to any matter as and when it sees fit, before the Panel is approached with regard to invoking the relevant Condition, Boston Scientific and Bidco each undertake to provide reasonable details of such event or circumstance to BTG and shall provide BTG with reasonable opportunity to remedy such matter, in each case to the extent permitted by Law. 6. SWITCHING TO AN OFFER 6.1 Subject to the consent of the Panel, Boston Scientific and/or Bidco may elect to implement the Transaction by way of an Offer rather than the Scheme where: (a) BTG provides its prior written consent (an Agreed Switch); (b) the Board of BTG withdraws or adversely modifies or qualifies the BTG Recommendation; or (c) a third party announces a firm intention to make an offer for the entire issued and to be issued ordinary share capital of BTG and the Board of BTG recommends the BTG Shareholders to accept such offer (or, if it is to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act, to vote in favour of such scheme) or fails to publicly reaffirm the BTG Recommendation within five Business Days of being requested in writing by Bidco to do so. 6.2 In the event of an Agreed Switch, unless otherwise agreed between BTG and Bidco: (a) the acceptance condition to the Offer (the Acceptance Condition) shall be set at not more than 75 per cent. of the BTG Shares to which the Offer relates; (b) Boston Scientific and Bidco shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and Boston Scientific and Bidco shall ensure that the Offer remains open until such time; (c) the parties agree that the Offer shall include conditions to the implementation of the Transaction that, in the aggregate, are not more onerous to fulfil than the Conditions, subject 8 to any modifications or amendments which may be required by the Panel or which are necessary as a result of such switch; (d) Boston Scientific shall keep BTG informed, on a regular basis and in any event by the next Business Day following a request from BTG of the number of BTG Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders; and (e) Boston Scientific and Bidco shall: (i) prepare the Offer Document and shall consult BTG in relation to it; (ii) submit, or procure the submission of drafts and revised drafts of the Offer Document to BTG for review and comment and shall take into account any reasonable comments from BTG for the purposes of preparing revised drafts; and (iii) seek to obtain BTG’s approval for the contents of the BTG Information in the Offer Document before it is posted or published and afford BTG sufficient time to consider such documents in order to give its approval. 7. EMPLOYEE RELATED MATTERS The parties agree that the provisions of Schedule 1 shall apply in respect of certain employee and share scheme related matters. 8. DIRECTORS’ AND OFFICERS’ INSURANCE 8.1 If and to the extent such obligations are permitted by Law, for six years after the Effective Date, Boston Scientific shall procure that the members of the BTG Group honour and fulfil their respective obligations (if any) existing as at the date of this agreement, and following expiry of any such obligations after the date of this agreement maintain equivalent arrangements on terms at least as favourable as those existing as at the date of this agreement for the remainder of the period of six years after the Effective Date, to indemnify their respective directors, officers and Indemnified Executives, and to advance their costs and expenses, in each case with respect to matters existing or occurring before the Effective Date. 8.2 With effect from the Effective Date, Boston Scientific shall procure the provision of directors’ and officers’ liability insurance cover for both current and former directors, officers and Indemnified Executives of the BTG Group, including directors, officers and Indemnified Executives who retire or whose employment is terminated as a result of the Transaction, for acts and omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the BTG Group’s directors’ and officers’ liability insurance as at the date of this agreement. 8.3 Each of the directors and officers of the BTG Group to which this clause 8 applies shall have the right to enforce his or her rights against Boston Scientific under this clause 8 under the Contracts (Rights of Third Parties) Act 1999. 9. COMMUNICATION WITH EMPLOYEES 9.1 Boston Scientific and Bidco each agree that, before the Effective Date and save to the extent any announcement is consistent with any previous public announcement agreed between the parties, it 9 will not publish any announcement which refers or relates to any employee of BTG, without the prior written consent of BTG. 10. CODE 10.1 Nothing in this agreement shall in any way limit the parties’ obligations (or the obligations of the parties’ respective Boards or other members of their respective groups) under the Code and any other Law, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this agreement shall take precedence over the terms of this agreement. 10.2 The parties agree that, if the Panel determines that any provision of this agreement that requires BTG to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded. 10.3 Nothing in this agreement shall oblige BTG or the BTG Directors to recommend a Scheme or an Offer proposed by Boston Scientific, Bidco or any other member of the Boston Scientific Group. 10.4 Nothing in this agreement shall be taken to restrict or limit either party or members of their respective Boards or any other member of either party’s Group from complying with all relevant Law, orders of court or regulations, including the Code, the Listing Rules or the rules and regulations of the Panel, the UK Listing Authority, the SEC or any other applicable regulatory body. 11. TERMINATION 11.1 Subject to clauses 11.2 and 11.3, all rights and obligations of the parties under this agreement shall terminate as follows: (a) if agreed in writing between Boston Scientific and BTG; (b) upon service of written notice by Boston Scientific to BTG: (i) if the Scheme Document does not include the BTG Recommendation or, following an Agreed Switch, the Offer Document does not include the BTG Recommendation; (ii) if the Board of BTG withdraws or adversely modifies or qualifies the BTG Recommendation; or (iii) if BTG makes an announcement before publication of the Scheme Document that it will not convene the Court Meeting or the General Meeting or that it intends not to post the Scheme Document (otherwise than as a result of an Agreed Switch); (c) upon service of written notice by: (i) BTG to Boston Scientific; or (ii) Boston Scientific to BTG if the Effective Date has not occurred on or prior to the Long Stop Date; (d) if a Competing Transaction completes, becomes effective or becomes unconditional in all respects; (e) upon service of written notice by Boston Scientific to BTG if a Competing Transaction is announced and such Competing Transaction is recommended by the Board of BTG; and (f) if any Condition has been invoked, with the consent of the Panel, and the Scheme has been withdrawn (otherwise than as a result of an Agreed Switch) or, following an Agreed Switch, the Offer lapses. 10

11.2 Termination of this agreement shall be without prejudice to any rights of any of the parties which have arisen at or before termination. 11.3 This clause 11 and clauses 1 and 16 to 21 and Schedule 2 shall survive termination of this agreement. 12. ANNOUNCEMENTS 12.1 Subject to clause 12.2, before satisfaction or waiver (as the case may be) of the Conditions, other than the Announcement, no announcement or statement, save to the extent any statement is consistent with any previous public announcement agreed between the parties, shall be made by Boston Scientific or any member of its Group in connection with the Transaction, except on a joint basis or on terms agreed in advance with BTG. 12.2 The restriction in clause 12.1 shall not apply to: (a) any announcement or statement required by Law, the Panel, the UK Listing Authority, the SEC or the rules of any relevant stock exchange, provided that Boston Scientific will, if practicable, consult in good faith with BTG as to the content and timing of such announcement or statement and the extent of the required disclosure, giving BTG a reasonable opportunity to provide comments on the form and content of such announcement; or (b) any announcement or statement made by Boston Scientific (i) in relation to the announcement of an Offer in the circumstances set out in subclause 6.1(b) to 6.1(c) (inclusive); or (ii) in response to a Competing Transaction. 13. BOSTON SCIENTIFIC GUARANTEE 13.1 Boston Scientific irrevocably and unconditionally guarantees to BTG the performance and observance by Bidco of all its obligations under this agreement (the Guarantee). 13.2 The Guarantee is to be a continuing security which shall remain in full force and effect until the obligations of Bidco under this agreement have been fulfilled or shall have expired in accordance with the terms of this agreement and the Guarantee is to be, in addition and without prejudice to, and shall not merge with, any other right, remedy, guarantee or security which BTG may now or hereafter hold in respect of all or any of the obligations of Bidco under this agreement, provided that in no circumstances shall the Guarantee entitle BTG to recover more than once with respect to the same loss, including to the extent the loss is recovered in whole or in part other than pursuant to the Guarantee. 13.3 The liability of Boston Scientific under the Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate Bidco from its obligations under this agreement including: (a) any amendment, variation or modification to, or replacement of this agreement; (b) the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against Bidco or any other person; (c) any time or indulgence or waiver given to, or composition made with, Bidco or any other person; 11

(d)Bidco becoming insolvent, going into receivership or liquidation or having an administrator appointed. 13.4 The Guarantee shall constitute primary obligations of Boston Scientific, and BTG shall not be obliged to make any demand on Bidco or any other person before enforcing its rights against Boston Scientific under the Guarantee. 13.5 If at any time any one or more of the provisions of the Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected if impaired thereby. 14. WARRANTIES 14.1 Each party warrants to each other party on the date of this agreement that: (a) it has the power to execute and deliver this agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations; (b) this agreement constitutes its legal, valid and binding obligations; and (c) the execution and delivery by it of this agreement and the performance of its obligations under it do not and will not conflict with, result in a breach of or constitute a default under any provision of: (i) its constitutional documents; or (ii) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound. 14.2 No party shall have any claim against any other party pursuant to clause 14.1 for breach of warranty or misrepresentation after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement). 15. FURTHER ASSURANCE Each party shall use reasonable endeavours to do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this agreement, and procure the doing of all such acts by any relevant third party. 16. NOTICES 16.1 Any notice or other communication to be given under this agreement (a Notice) must be in writing (which includes fax and e-mail but not any other form of Electronic Communication) and must be delivered or sent by post or fax to the party to whom it is to be given as follows: (a) to BTG at: Address: 5 Fleet Place, London, EC4M 7RD, United Kingdom marked for the attention of General Counsel, with a copy (which shall not constitute notice) to Paul.Mussenden@btgplc.com, and to Allen & Overy LLP 12

Address: One Bishops Square, London, E1 6AD, United Kingdom Fax: +44 203 088 0088 Email: Richard.Browne@AllenOvery.com marked for the attention of Richard Browne, (b) to Boston Scientific / Bidco at: Address: 300 Boston Scientific Way, Marlborough MA 01752 Email: desiree.ralls-morrison@bsci.com marked for the attention of General Counsel, with a copy (which shall not constitute notice) to Shearman & Sterling LLP Address: 599 Lexington Avenue, New York, NY 10022 Fax: +1 646-848-8966 Email: cobrien@Shearman.com marked for the attention of Clare O’Brien, and Address: 9 Appold Street, London, EC2A 2AP Email: Laurence.Levy@Shearman.com marked for the attention of Laurence Levy, or at any such other address, email address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by an internationally recognised courier company to the party due to receive the notice. Where the Notice is given by email, the Notice must also be sent by hand or recorded delivery to the relevant party as set out in this clause 16 by 5.30pm on the first Business Day after the day on which the email was sent (local time to the sender). 16.2 Any notice or other communication shall be deemed to have been given: (a) if delivered, on the date of delivery; or (b) if sent by courier, on signature of delivery receipt; or (c) if sent by email, at the time the email containing or attaching the Notice was sent, as recorded on the email of the sender’s mail server, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient; or (d) if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. on any Business Day, and in any other case on the Business Day following the date of transmission. 13

16.3 In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and delivered to or collected by the relevant courier company or that the fax was properly addressed and transmitted, as the case may be. 16.4 This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement. 17. ASSIGNMENTS No party may, without the prior written consent of each other party, assign, grant any security interest over, hold on trust or otherwise transfer or dispose of the benefit of this agreement (or any part of it). 18. REMEDIES AND WAIVERS 18.1 The rights of each party under this agreement: (a) may be exercised as often as necessary; (b) except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and (c) may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right, nor shall it affect such right. 18.2 The single or partial exercise of any right, power or remedy provided by Law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy. 18.3 The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law. 19. GENERAL 19.1 Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement. 19.2 This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Delivery of an executed counterpart by email (pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this agreement. 19.3 Unless otherwise expressly provided for in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. 19.4 Any variation of this agreement shall not be binding on the parties unless such variation is set out in writing, expressed to vary this agreement, and signed by or on behalf of each party. 19.5 If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: 14

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement. 19.6 Nothing in this agreement shall be deemed to neither constitute a partnership between any of the parties nor constitute any party the agent of any other party for any purpose. 19.7 Each notice or other communication under or in connection with this agreement shall be in English. 20. WHOLE AGREEMENT 20.1 This agreement contains the whole agreement between the parties relating to the transactions contemplated by this agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions except the Confidentiality Agreement and any Clean Team Agreement (each of which remains in force). Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement. 20.2 Each party: (a) acknowledges that in agreeing to enter into this agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement; (b) waives all rights and remedies which, but for this clause 20.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and (c) acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement. 20.3 Nothing in this clause limits or excludes any liability for fraud. 21. GOVERNING LAW AND JURISDICTION 21.1 This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. 21.2 The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts. 21.3 Boston Scientific irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent in England for service of process. 21.4 The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute. AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement. 15

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SCHEDULE 1 BTG EMPLOYEE ARRANGEMENTS AND SHARE PLANS 1. BTG Share Plans 1.1 Subject to applicable confidentiality, legal and regulatory requirements, BTG agrees to co-operate with and provide such details to Boston Scientific in relation to the BTG Share Plans as Boston Scientific may reasonably require in order for the parties to make appropriate proposals to the participants in the BTG Share Plans, as required under Rule 15 of the Code (the Proposals), including the proposals as set out in paragraphs 2.5 to 2.9 below. The Proposals will take the form of a joint proposal from BTG and Boston Scientific to participants in the BTG Share Plans, prepared by BTG and agreed with Boston Scientific. BTG will send the Proposals to the participants at the time agreed with Boston Scientific. 1.2 BTG and Boston Scientific agree that BTG will propose an amendment to the BTG articles of association by the adoption and inclusion of a new article (to be set out in the notice of the BTG General Meeting) under which BTG Shares which are issued after the record date in respect of the Scheme as a result of the vesting of awards or the exercise of options under the BTG Share Plans will, to the extent not otherwise acquired under the Scheme, be transferred to Boston Scientific for the same consideration as is payable to BTG Shareholders under the Scheme. 1.3 Subject always to BTG’s ability to make recommendations to the trustee (the Trustee) of the BTG Employee Benefit Trust (the Trust) to use any unallocated BTG Shares held in the Trust to satisfy awards vesting or options being exercised in the normal course, BTG agrees to recommend to the Trustee that it will, to the maximum extent possible, in priority to the issue of BTG Shares by BTG, use the BTG Shares held in the Trust to satisfy the vesting of any awards or exercise of any options which occurs in connection with the Transaction. 1.4 BTG agrees to recommend to the Trustee to sell any assets held in the Trust not comprising BTG Shares, and not otherwise allocated by the Trustee, and to use any net cash proceeds from such sale, along with any other surplus cash in the Trust following the Effective Date, to repay, to the maximum extent possible, any loans outstanding between the BTG Group and the Trustee. 1.5 Boston Scientific will provide such incentive arrangements for BTG employees as it reasonably considers are consistent with Boston Scientific’s compensation schemes and having regard to BTG’s current incentive arrangements and its desire to attract and retain talent at BTG. 1.6 For the avoidance of doubt, the treatment of specific BTG Share Plans as set out in paragraph 2 applies to any options or awards (including phantom options or awards) that may be granted between the date of this Agreement and the Effective Date as part of BTG’s normal annual grant cycle and consistent with customary practice. 1.7 If the Transaction is implemented by way of an Offer, references to Sanction Hearing in this Schedule will be read as if they refer to the date on which the Offer becomes or is declared unconditional in all respects. 1.8 Participants who have ceased to be BTG employees as at the date of this Agreement, but who have been permitted to retain their options or awards under the BTG Share Plans in accordance with the respective plan rules, will be treated in accordance with the terms of this Schedule 1 in respect of those awards (as applicable). Participants who cease to be BTG employees between the date of this Agreement and the Effective Date will be treated in accordance with the cessation of employment provisions in the applicable BTG Share Plan rules, and, subject to the foregoing, if they are 17 permitted to retain all or a proportion of their options or awards following the cessation of their employment, they will also be treated in accordance with the terms of this Schedule 1 (unless otherwise agreed between BTG and Boston Scientific) (as applicable). 1.9 Any cash payments to be made to participants pursuant to the Proposals will, where practicable or appropriate, be paid through the applicable BTG Group payroll to enable the correct amounts of any income tax, social security contributions (and/or similar liabilities in any jurisdiction) to be accounted for to any tax authority, as appropriate. 2. Treatment of specific BTG Share Plans 2.1 Boston Scientific agrees that where any of the BTG Share Plans provides for the exercise of discretion (including in respect of performance measures and time pro rating), the exercise of that discretion will be a matter solely for the BTG Remuneration Committee. 2.2 Boston Scientific agrees that, from the date of this Agreement, BTG may satisfy the vesting of any awards or the exercise of any options granted under the BTG Share Plans with newly issued BTG Shares. Boston Scientific acknowledges and agrees that before completion of the Transaction, the Board of BTG (and, where appropriate the BTG Remuneration Committee) may operate the BTG Share Plans as they consider appropriate, provided that it is consistent with historic and customary BTG practice and subject to Rule 21.1 of the Code. 2.3 Boston Scientific agrees that BTG may amend the rules of any of the BTG Share Plans in relation to the time at which awards vest or options may be exercised if, in the opinion of the BTG Board or the BTG Remuneration Committee, the amendments are necessary or desirable to implement the Scheme, facilitate the administration of any BTG Share Plan or to obtain or maintain favourable tax treatment for any participants in the BTG Share Plans or BTG. 2.4 BTG and Boston Scientific agree that the treatment of options and awards under the BTG Share Plans will be as set out in paragraphs 2.5 to 2.9 below. BTG and Boston Scientific agree that participants in the BTG Share Plans who hold options will be permitted to exercise their options in a cashless manner. BTG Sharesave Plan 2009 and the BTG USA Stock Purchase Plan 2009 2.5 The Proposals to participants in the BTG Sharesave Plan 2009 (the UK Sharesave) and the BTG USA Stock Purchase Plan 2009 (the USA Sharesave) will take the form of participants' options becoming exercisable immediately on conclusion of the Sanction Hearing (or, in the case of the UK Sharesave only, 20 days before the Sanction Hearing) but conditionally on Court sanction to the extent of the participants' accrued savings and interest (if any) under the linked savings arrangements at the date of exercise, with options under the UK Sharesave remaining exercisable for six months from the date of the Sanction Hearing and options under the USA Sharesave remaining exercisable for three months from the date of the Sanction Hearing. 2.6 Boston Scientific agrees that BTG may make an additional payment to each participant in the UK Sharesave and the USA Sharesave (provided that the participant exercises their option to the fullest extent possible so as to participate in the Scheme, with the result that the remainder of their option lapses) equal to: (i) the difference between the consideration per BTG Share and the exercise price per BTG Share of the participant's option; multiplied by (ii) the number of BTG Shares under the part of the option which lapses. The payment will be made subject to deduction and withholding for income tax and National Insurance contributions arising in respect of the payment. BTG Executive Share Option Plan 2009 18

2.7 The Proposals to participants in the BTG Executive Share Option Plan 2009 will take the form of participants' options that are not already exercisable becoming exercisable to the extent determined by the Remuneration Committee. The Remuneration Committee shall apply any applicable performance conditions (and for the avoidance of doubt any option will only become exercisable to the extent that any such performance condition has been satisfied) on the date they are notified of the change of control of the Company or 20 days before the anticipated change of control but conditionally on a change of control of the Company, with the options remaining exercisable for one month following the change of control. BTG Deferred Share Bonus Plan 2006 2.8 The Proposals to participants in the BTG Deferred Share Bonus Plan 2006 will take the form of participants' awards vesting in full immediately on the date they are notified of the change of control of the Company. BTG Performance Share Plan 2016 and the BTG Senior Management Performance Share Plan 2012 2.9 The Proposals to participants in the BTG Performance Share Plan 2016 and the BTG Senior Management Performance Share Plan 2012 (together the PSPs) will, in accordance with the terms of the applicable plan, take the form of their awards vesting and options that are not already exercisable becoming exercisable to the extent determined by the BTG Remuneration Committee. The Remuneration Committee shall apply any applicable performance conditions (and for the avoidance of doubt any option or award will only vest or become exercisable to the extent that any such performance condition has been satisfied), immediately on conclusion of the Sanction Hearing, with any options remaining exercisable for one month. 3. Ordinary Course Employment Matters, Retention Payments and Changes to Terms and Conditions 3.1 Boston Scientific and Bidco each acknowledge that at any time before the Effective Date, BTG is entitled to continue with any remuneration review, bonus arrangements (including the granting of bonuses) and promotion processes, provided that any such remuneration reviews, bonus arrangements and promotion processes shall be in the ordinary course and in line with historic practice. Boston Scientific and Bidco have each acknowledged that, for the purpose of protecting the business to be acquired pursuant to the Transaction, BTG may, acting in its absolute discretion, make additional cash retention awards (over and above bonuses granted in line with historic practice) of up to £18 million in aggregate to employees whose recruitment and/or retention is considered to be critical for: (a) achieving the successful completion of the Transaction; and/or (b) business continuity throughout the period up to the Effective Date (the Retention Bonuses). The determination of which employees shall be awarded Retention Bonuses shall be at the absolute discretion of BTG, provided that, in relation to any employee to whom it is proposed to award a Retention Bonus that exceeds £200,000, BTG shall first consult with Boston Scientific. The Retention Bonuses shall prescribe that in order to be eligible to receive an amount under a Retention Bonus, the relevant employee must, save as set out at paragraph 3.2 below, remain in the employment of BTG (or, following the Effective Date, an alternative employer within the Boston Scientific Group) until the date falling three months from the Effective Date (the Retention Date). Where due, such awards will, subject to paragraph 3.2 below, be payable within 30 days after the Retention Date. 3.2 In circumstances where the employment of an employee who has been awarded a Retention Bonus: (a) is terminated without Cause by BTG (or the relevant employer within the BTG Group or, following the Effective Date, the Boston Scientific Group); 19

(b) terminates by reason of death, long term illness or disability; or (c) is terminated by the employee for a Good Reason after the Effective Date, (each an Acceleration Event) in any which case prior to the Retention Date, then the applicable award shall instead be payable in full within 30 days after the Acceleration Event. 3.3 Boston Scientific and Bidco each acknowledge that, in respect of bonuses granted in respect of the financial year ended 31 March 2019, if the Effective Date occurs before the normal payment date of such bonuses, BTG may determine that the relevant bonus will vest in full on or before the Effective Date. 3.4 Except as otherwise provided in paragraph 4, in the 12 months following the Effective Date, Boston Scientific and Bidco each agree to provide each BTG employee with terms and conditions of employment that are no less favourable, in the aggregate, to the terms and conditions of employment relating to remuneration, bonus, pension benefits, healthcare or other insured benefits, severance (including notice periods) and other benefits provided to such employee immediately prior to the Effective Date. 4. Severance and contractual arrangements 4.1 To the extent permitted by applicable Law, Boston Scientific and Bidco each agree that for a period of 12 months from the Effective Date, Synergy Good Leavers will continue to benefit from terms relating to redundancy and severance which apply as at the date of this agreement (which in the case of terms applicable in the US have been disclosed to Boston Scientific before the date of this agreement), provided that any future options or awards (including phantom options or awards) held by BTG employees over (or in respect of) Boston Scientific Stock, will be governed by and subject to the terms of the applicable options or awards and their respective plan rules from time to time, and as amended by Sections 1 and 2 of this Schedule where applicable. 4.2 In circumstances where the employment of a BTG employee who is a Synergy Good Leaver is terminated in the 12 months following the Effective Date, Boston Scientific and Bidco each agree that, notwithstanding any contractual or legal ability to do otherwise: (a) the minimum total severance payment (including payment in lieu of any applicable notice period) that such employee shall receive (where the performance of the employee is not the reason for the termination) shall be 10 weeks' pay (for employees in BTG's General employee category) or 14 weeks' pay (for employees in BTG's Executive, Management, Professional and Sales categories). To the extent that the minimum total severance payment (including payment in lieu of any applicable notice period) specified in this clause with respect to any employee exceeds his current entitlement or eligibility to a severance payment under any existing policy of BTG, the severance payment payable to such employee (rather than any notice period or payment), will be increased in order provide the employee the minimum total severance payment specified under this clause (b) that employee shall not be required to serve any period of his notice period; (c) that employee shall continue to receive the same healthcare benefits as applied immediately before the termination of his employment for the duration of what would have otherwise been his notice period under his contract of employment as at the date of this agreement (and, for the avoidance of doubt, such healthcare shall not be continued during any period beyond such notice period); and 20

(d) all payments in respect of severance or payment in lieu of notice payable to such BTG employee shall be paid in a single lump sum on the date on which such employee’s employment terminates. For the avoidance of doubt, the payment shall not be reduced by reason of the accelerated receipt or to take account of any duty to mitigate which may apply to the BTG employee. 5. Notification of Ongoing Employment 5.1 Boston Scientific and Bidco each acknowledge that BTG employees will want to understand their future and prospects within the combined group. Boston Scientific and Bidco therefore each agree that they will, as soon as reasonably practicable following the Effective Date (and subject to consultation with employee representatives as required by applicable local law), notify all BTG employees whether or not a permanent role has been identified for them following the Effective Date. 21

SCHEDULE 2 INTERPRETATION 1. In this agreement: Acceptance Condition has the meaning given in subclause 6.2(a); Act means the Companies Act 2006; Affiliate means in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over 50 per cent. of the voting securities or the right to appoint over 50 per cent. of the relevant board of directors by contract or otherwise; Agreed Switch has the meaning given in clause 6.1; Announcement means the announcement of a firm intention to proceed with the Transaction issued pursuant to Rule 2.7 of the Code, substantially in the form set out in Schedule 3; Board means the board of directors of the relevant party; Boston Scientific Group means Boston Scientific and its Group; Boston Scientific Stock means the shares of common stock of Boston Scientific issued and outstanding; BTG Directors means the directors of BTG from time to time; BTG Group means BTG and its Group; BTG Information means the information solely relating to BTG to be included in the Offer Document and for which BTG and the BTG Directors are required to take responsibility under the Code; BTG Recommendation means a unanimous and unconditional recommendation of the Board of BTG to the BTG Shareholders to vote in favour of the Scheme and the BTG Resolution (or, following an Agreed Switch, accept the Offer); BTG Resolution means the shareholder resolution in connection with the implementation of the Scheme to be proposed at the General Meeting and voted on by BTG Shareholders; BTG Share Plans means the BTG Performance Share Plan 2016, the BTG Senior Management Performance Share Plan 2012, the BTG Executive Share Option Plan 2009, the BTG Sharesave Plan 2009, the BTG USA Stock Purchase Plan 2009 and the BTG Deferred Share Bonus Plan 2006; BTG Shareholders means the holders of BTG Shares from time to time; BTG Shares means ordinary shares of 10 pence each in the capital of BTG from time to time; Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business; 22

Cause means any reason (whether under the terms of any applicable employment contract, terms and conditions of employment and/or applicable local law) which entitles the employing entity to terminate the employment of an employee immediately without notice or further compensation (other than in respect of salary, benefits and vacation accrued to the date of termination), including but not limited to for reasons of gross misconduct; Clean Team Agreement means any clean team agreement entered into between BTG, Boston Scientific and/or Bidco and/or any clean team arrangement agreed with the Panel, in each case in connection with the Transaction; Clearance means any approval, consent, clearance, permission, confirmation, comfort letter and waiver that may need to be obtained and any waiting period that may need to have expired, from or under applicable Laws, regulations or practices applied by any Relevant Authority (or under any agreement or arrangement to which any Relevant Authority is a party) in each case that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions, and any reference to a Clearance having been “satisfied” shall be construed as meaning that the foregoing have been obtained, or, where appropriate, made or expired; Code means the City Code on Takeovers and Mergers, as issued from time to time by or on behalf of the Panel; Competing Transaction means an offer, scheme of arrangement, merger, demerger, acquisition or business combination involving BTG, the purpose of which is to acquire all or a majority of the issued and to be issued ordinary share capital of BTG or all or a substantially all of its business and assets, whether implemented in a single transaction or a series of transactions; Conditions means the conditions to implementation of the Transaction which are set out in Appendix I to the Announcement, and any other conditions as may be required by the Panel or agreed in writing by the parties, with such consequential amendments as may be reasonably necessary as a result of any Agreed Switch; Confidentiality Agreement means the agreement dated 31 October 2018 between Boston Scientific and BTG regulating the disclosure of confidential information between them before the date of this agreement; Court means the High Court of Justice of England and Wales; Court Meeting means the meeting or meetings of the Scheme Shareholders to be convened by the Court pursuant to section 896 of Part 26 of the Act for the purpose of considering, and if thought fit approving, the Scheme, including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document; Effective means: (a) if the Transaction is implemented by way of the Scheme, the Scheme becoming effective in accordance with its terms; or (b) if Bidco elects, in accordance with clause 6.1, to implement the Transaction by way of the Offer, the Offer becoming or being declared unconditional in all respects; Effective Date means: (a) if the Transaction is implemented by way of the Scheme, the date on which the Scheme becomes effective in accordance with its terms; or 23

(b) if Bidco elects, in accordance with clause 6.1, to implement the Transaction by way of the Offer, the date on which such Offer becomes or is declared unconditional in all respects; Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000; FCA means the UK Financial Conduct Authority; FCA Handbook means the FCA's handbook of rules and guidance as amended from time to time; FSMA means the Financial Services and Markets Act 2000, as amended from time to time; General Meeting means the general meeting of the BTG Shareholders to be convened for the purpose of considering, and if thought fit approving, the BTG Resolution, notice of which shall be contained in the Scheme Document, including any adjournment, postponement or reconvention of any such meeting; Good Reason means a resignation in response to: (a) a repudiatory breach of contract by the employee's employer; (b) a change that amounts to a material diminution in that employee's overall responsibilities or status (provided that such material diminution shall not include (i) a change of title; (ii) a change in reporting lines; or (iii) the refusal of a suitable alternative assignment with commensurate responsibilities; (c) a material diminution in an employee's base salary or (if applicable) target bonus opportunity; or (e) a relocation of the employee's principal place of work of more than 30 miles; Group means, in relation to any person, its subsidiaries, subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which such person and all such undertakings (aggregating their interests) have a Significant Interest; HSR Act means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended); Indemnified Executives means such executives of BTG who, as at the date of this agreement, have a right to be indemnified or are insured in a substantially equivalent manner to the directors and officers of any member of the BTG Group; Law means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgements, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case of a Relevant Authority; Listing Rules means the listing rules made by the FCA under section 73A of FSMA, as amended from time to time; London Stock Exchange means London Stock Exchange plc; Long Stop Date means 20 August 2019 (or such later date (if any) as may be agreed in writing by BTG and Bidco (with the Panel’s consent) and as the Court may approve (if such approval is required)); Notice has the meaning given to it in clause 16.1; Offer means, should the Transaction be effected by way of a takeover offer (as that term is defined in section 974 of the Act) in accordance with clause 6.1, the offer to be made by Boston Scientific or Bidco, for all of the BTG Shares not already owned by Boston Scientific or any associate (as that term is defined in section 988 of the Act) of Boston Scientific, on the terms and subject to the 24 conditions to be set out in the related Offer Document and form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal of such offer; Offer Document means the document despatched to (among others) the BTG Shareholders under which any Offer would be made; Panel means the UK Panel on Takeovers and Mergers; Personnel in relation to any person, means its board of directors, members of their immediate families, related trusts and persons acting in concert with them, as such expressions are construed in accordance with the Code; Proposals has the meaning given to it in paragraph 1.1 of Schedule 1; Registrar of Companies means the Registrar of Companies in England and Wales; Regulatory Conditions means the conditions to Scheme (or the Offer, as the case may be) which are set out in in paragraphs 2(a) to 2(f) of Part A of Appendix I to the Announcement; Regulatory Information Service means a regulatory information service as defined in the FCA Handbook; Relevant Authority means any central bank, ministry, governmental, quasigovernmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction; Sanction Hearing means the Court hearing at which BTG will seek an order sanctioning the Scheme pursuant to section 899 of the Act; Scheme means a court-sanctioned scheme of arrangement pursuant to Part 26 of the Act to implement the Transaction; Scheme Conditions means the conditions to implementation of the Transaction which are set out in Part A of Appendix I to the Announcement; Scheme Court Order means the order of the Court sanctioning the Scheme under section 899 of the Act; Scheme Document means the circular to be addressed to the BTG Shareholders setting out, among other things, the details of the Transaction, the terms and conditions of the Scheme and the particulars required pursuant to section 897 of the Act, and includes any revised or supplementary scheme document; Scheme Record Time means the time and date specified as such in the Scheme Document or such later time as BTG and Bidco may agree; Scheme Shareholders means holders of Scheme Shares; Scheme Shares means together: 25

(a) the BTG Shares in issue at the date of the Scheme Document and which remain in issue at the Scheme Record Time; (b) any BTG Shares issued after the date of the Scheme Document and before the Voting Record Time and which remain in issue at the Scheme Record Time; and (c) any BTG Shares issued at or after the Voting Record Time and before the Scheme Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time, excluding, in any case, any BTG Shares held in treasury or by or on behalf of Bidco or the Boston Scientific Group at the Scheme Record Time; SEC means the US Securities and Exchange Commission; Significant Interest means in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of (i) the total voting rights conferred by the equity share capital (as defined in section 548 of the Act) of such undertaking; or (ii) the relevant partnership interest; Synergy Good Leaver means an employee who is dismissed by reason of redundancy (as defined in Section 139(1) Employment Rights Act 1996 or any equivalent reason in any non-UK jurisdiction) or who resigns for Good Reason in each case within 12 months of the Effective Date; Transaction means the proposed acquisition by Boston Scientific and/or Bidco of the entire issued and to be issued ordinary share capital of BTG, to be implemented by means of the Scheme or, should Boston Scientific and/or Bidco so elect in accordance with the terms of this agreement and with the consent of the Panel, by means of the Offer; and Voting Record Time means the date and time specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting or the General Meeting will be determined, expected to be 6:00 p.m. on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6:00 p.m. on the day which is two days before the date of such adjourned meeting. 2. In this agreement: (a) associated undertaking has the meaning given in section 1151 of the Act; (b) holding company has the meaning given in section 1159 of the Act; (c) subsidiary has the meaning given in section 1159 of the Act; (d) subsidiary undertaking has the meaning given in sections 1161 and 1162 of the Act; (e) any reference to a person includes a body corporate, unincorporated association of persons (including a partnership), government, state, agency, organisation and any other entity whether or not having separate legal personality, and an individual, his estate and personal representatives; (f) subject to clause 17, any reference to a party to this agreement includes the successors and assigns (immediate or otherwise) of that party; (g) a person shall be deemed connected with another if that person is connected with that other within the meaning of section 1122 of the Corporation Tax Act 2010; 26

(h) the words including and include shall mean including without limitation and include without limitation, respectively; (i) any reference importing a gender includes the other genders; (j) any reference to a time of day is to London time; (k) any reference to £ or pounds sterling is to the lawful currency of the United Kingdom and any reference to $ or USD is to the lawful currency of the United States of America, in each case, from time to time; (l) any reference to writing includes typing, printing, lithography and photography but excludes any form of Electronic Communication; (m) any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document; (n) any reference to a clause, subclause or schedule is to a clause, subclause or schedule of or to this agreement; (o) the schedules form part of this agreement; (p) the headings do not affect the interpretation of this agreement; (q) any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and (r) any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm. 3. In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes: (a) that enactment as amended, extended or applied by or under any other enactment (before, on or after execution of this agreement); (b) any enactment which that enactment re-enacts (with or without modification); and (c) any subordinate legislation made (before, on or after execution of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in paragraph (a) above, or under any enactment which it re-enacts as described in paragraph (b) above. 4. If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or other documents referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence. 5. The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing do not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words. 6. A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to 27 include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement. 7. Paragraphs 1 to 6 above apply unless the contrary intention appears. 28

SCHEDULE 3 ANNOUNCEMENT 29

SIGNATORIES BTGPLC By: PAvL. M._v.JfE fl/t)£ f\1 Name: Title: G-eNE L CovNSEL

By:

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